UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 15, 2008

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dennis Wolf as Director of the Company

On April 15, 2008, the Board of Directors of Avanex Corporation (the “Company”) appointed Dennis Wolf to serve as a director of the Company. Mr. Wolf, age 55, most recently served as Executive Vice President and CFO for MySQL, AB, a leading open source database company, where he was responsible for managing the company’s finance operations. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies including Omnicell, Inc., Credence Systems, Centigram Communications, Apple Computer, and Sun Microsystems. He currently serves on the boards of Codexis and Quantum Corporation, and has been a board member and chair of the audit committee for Nasdaq-listed companies including Komag and Vitria Technology. Mr. Wolf earned a Bachelor of Arts degree from the University of Colorado and an MBA from the University of Denver.

Mr. Wolf was also appointed to the Company’s Compensation and Corporate Governance and Nominating Committees of the Board of Directors. In connection with Mr. Wolf’s appointment, Mr. Wolf will receive compensation as a director in cash and in equity pursuant to the Company’s previously disclosed standard director compensation arrangements.

In connection with Mr. Wolf’s election, on April 16, 2008, the Company issued a press release, which is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Effective April 15, 2008, Section 3.2 of the Bylaws of the Company was amended to increase the authorized number of directors from six to seven members. The text of Section 3.2 of the Bylaws, as amended, is now as follows: “The authorized number of directors of the Corporation shall be seven (7). No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated as of April 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ MARLA SANCHEZ
Marla Sanchez
Senior Vice President
and Chief Financial Officer

Date: April 16, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated as of April 16, 2008.

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